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                                                                    Exhibit 4(d)
Instruction No. 1

                         Columbus Southern Power Company
                      Unsecured Medium Term Notes, Series B
                                  (Fixed Rate)

                                  Instructions


To:  Bankers Trust Company, as Trustee


Trade date:  June 23, 1998


Principal Amount:  $60,000,000


Maturity Date:  06-26-2008


Interest Rate:  6.55%


Redemption Provisions:

         Redeemable:       Yes X    No
          In Whole:        Yes X    No
          In Part:         Yes X    No


         The Notes are subject to redemption at any time, on not less than 30 but not more than 60 days' notice by mail prior to the redemption date, either as a whole or in part at the option of the Company at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes then outstanding and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points, plus, in each case, accrued interest thereon to the date of redemption.

         "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

         "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

         "Comparable Treasury Price" means, with respect to any redemption date,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such third Business Day, the Reference Treasury Dealer Quotation for such redemption date.

         "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company and reasonably acceptable to the Trustee.

         "Reference Treasury Dealer" means a primary U.S. Government Securities Dealer in New York City selected by the Company and reasonably acceptable to the Trustee.

         "Reference Treasury Dealer Quotations" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.


Original Issue Date:  June 26, 1998

Public Offering Price:  100%

Presenting Agent's Commission:  .625%

Net Proceeds to Company:  99.375%

CUSIP No.:  19957 R AC7

Account number of participant  account maintained by DTC on behalf of Presenting
Agent:

         Merrill Lynch              #5132
         Morgan Stanley             #0050

Account number of participant account maintained by DTC on behalf of Trustee:

         Bankers Trust Company       #2808

Each Presenting Agent's name and proportionate amount of Global Note:

         Merrill Lynch              50%
         Morgan Stanley             50%

Name in which the Notes are to be registered (Registered Owner):

         Cede & Co.

Address and taxpayer identification number of Registered Owner and address for payment:

         The Depository Trust Company
         55 Water Street
         New York, NY  10041
         #13-2555119

Yield of U.S. Treasury securities of comparable maturity maturing at 05-15-2008:  5.45%

Discount Security:  Yes___   No X

         Yield to Maturity:  6.64%

         Initial Accrual Period:  06-26-98 - 08-31-98

Account of Company into which net proceeds are to be deposited:
Citibank, ABA# 021-000-089, Account #0002-6657

Any Other Book-Entry Note represented by Global Security (to the extent known):


                                            COLUMBUS SOUTHERN POWER COMPANY

                                            By: /s/ Henry W. Fayne
                                                  Vice President